                                                                   EXHIBIT 10.15

                     AGREEMENT AND PLAN OF REORGANIZATION


     Agreement and Plan of Reorganization (the "Agreement") is made as of the 1st day of July, 1999, by and among eUNIVERSE, INC., a Nevada corporation ("EUI"), GAMER'S ALLIANCE, INC., a Missouri corporation ("GA"), and Larry N. Pevnick and Robin T. Pevnick, Ten Ent., residents of St. Louis County, Missouri, Stan Goldenberg and Andrea R. Goldenberg, Ten Ent., residents of St. Louis County, Missouri (each individually, a "GA Shareholder" and collectively, the "GA Shareholders").

                                   RECITALS:

     1. The GA Shareholders are the owners of all of the issued shares of the capital stock of GA, consisting of the following shares of common stock, $1.00 par value, of GA (collectively, the "GA Shares"):

          GA Shareholder                                       No. of GA Shares
          --------------                                       ----------------

          Larry N. Pevnick and Robin T. Pevnick                    100 shares
          Stan Goldenberg and Andrea R. Goldenberg                 100 shares

     2. EUI desires to acquire the GA Shares in exchange for certain shares of common stock, $.001 par value, of EUI (the "EUI Shares") as determined under this Agreement, and the GA Shareholders desire to convey the GA Shares to EUI in exchange for certain EUI Shares.

     3. EUI, GA and the GA Shareholders have determined that it is desirable to effect a plan of reorganization (the "Reorganization") meeting the requirements of Section 368(a) of the Internal Revenue Code of 1986, as amended, as more particularly described below.


                                  AGREEMENT:

     In consideration of the premises and mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.   Certain Definitions.

     1.1  Certain Definitions. As used in this Agreement, the following
          -------------------
capitalized terms shall have the respective meanings set forth below:

"Code" shall mean the Internal Revenue Code of 1986, as amended.
 ----

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as
 -----
amended, and all rules and regulations issued thereunder, as amended.

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"EUI Disclosure Schedule" shall mean the disclosure schedule prepared and
 -----------------------
executed by EUI and attached hereto as Schedule 1.

"Exchange Act" shall mean the Securities Exchange Act of 1934.
 ------------

"GA Benefit Plans" shall mean any and all employee benefit plans maintained or
 ----------------
contributed to by GA (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding).

"GA Business" shall mean the business of creating and promoting Internet
 -----------
websites related to the computer software games industry, as conducted by GA.

"GA Disclosure Schedule" shall mean the disclosure schedule prepared and
 ----------------------
executed by GA and attached hereto as Schedule 2.

"GA Intellectual Property" shall mean any and all intellectual property
 ------------------------
(including, without limitation, domain names, patents, patent rights, patent applications, trademarks, trademark applications, trade names, copyrights, drawings, trade secrets, know-how and computer software) licensed or owned by GA or used by GA in the conduct of its business.

"GA Permits" shall mean all permits, licenses and approvals of all Governmental
 ----------
Entities (as defined hereinafter) necessary to lawfully conduct the GA Business.

"GA Personnel" shall mean all personnel employed by GA.
 ------------

"GA Revenue" shall mean the net revenue of GA (as determined by EUI's regular
 ----------
accounting firm in accordance with GAAP).

"GAAP" shall mean United States generally accepted accounting principles,
 ----
consistently applied.

"Governmental Entity" shall mean any public body or authority, including courts
 -------------------
of competent jurisdiction, domestic or foreign.

"Impressions" shall mean all banner advertisements displayed on each new page
 -----------
request from websites located within the GA network.

"Licenses" shall mean all licenses, registrations, franchises, qualifications,
 --------
provider numbers, permits and authorizations issued by any Governmental Entity to GA for the operation of the GA Business including, without limitation, those listed on Schedule 2.

"New Sites" shall mean all websites either acquired or created by GA meeting the
 ---------
minimum

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standards of quality as defined and published by GA and as approved by EUI.

"Prepaid Expenses" shall mean those actual prepaid expenses described in
 ----------------
reasonable detail on Schedule 2, all of which have been prepaid by GA and/or the GA Shareholders in connection with the GA Business.

"Securities Act" shall mean the Securities Act of 1933.
 --------------

"Specified Exchange Act Filings" shall mean, with respect to EUI, (i) the Form
 ------------------------------
10 filed with the Securities and Exchange Commission (the "Specified 10") and
(ii) each Quarterly Report on Form 10-Q and Current Report on Form 8-K filed with the Securities and Exchange Commission since the filing of the Specified 10.

"Taxes" shall mean all taxes, assessments and governmental charges imposed by
 -----
any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties or additions thereto.

"Target No. 1" shall mean GA's attainment (as reasonably determined by EUI) of
 ------------
the following levels, or levels in excess thereof, for the period from April 1, 1999 through June 30, 1999:

                      GA Revenue                      $130,000.00
                      Unique Visitors                 2.7 million
                      Impressions                     30 million
                      New Sites                       12

"Target No.1 Contingent Consideration" shall mean One Hundred Fifty Thousand
 ------------------------------------
Dollars ($150,000.00).

"Target No.2" shall mean GA's attainment (as reasonably determined by EUI) of
 -----------
the following levels, or levels in excess thereof, for the period from July 1, 1999 through September 30, 1999:

                      GA Revenue                      $167,000.00
                      Unique Visitors                 3 million
                      Impressions                     34.5 million
                      New Sites                       12

"Target No.2 Contingent Consideration" shall mean One Hundred Fifty Thousand
 -----------
Dollars ($150,000.00).

"Target No.3" shall mean GA's attainment (as reasonably determined by EUI) of
 -----------
the following levels, or levels in excess thereof, for the period from October 1, 1999 through December 31, 1999:

                      GA Revenue                      $200,000.00
                      Unique Visitors                 3.6 million
                      Impressions                     39.5 million

                      New Sites                       12

"Target No.3 Contingent Consideration" shall mean One Hundred Fifty Thousand
 ------------------------------------
Dollars ($150,000.00).

"Target No.4" shall mean GA's attainment (as reasonably determined by EUI) of
 -----------
the following levels, or levels in excess thereof, for the period from January 1, 2000 through March 31, 2000:

                      GA Revenue                      $240,000
                      Unique Visitors                 4.5 million
                      Impressions                     45.5 million
                      New Sites                       12

"Target No.4 Contingent Consideration" shall mean Five Hundred Fifty Thousand
 ------------------------------------
Dollars ($550,000.00).

"Target No.5" shall mean GA's attainment (as reasonably determined by EUI) of
 -----------
all of the following levels, or levels in excess thereof, for the period from April 1, 1999 through March 31, 2000:

                      GA Revenue                      $737,000.00
                      Unique Visitors                 13.3 million
                      Impressions                     149.5 million
                      New Sites                       48

"Target No.6" shall mean GA's attainment (as reasonably determined by EUI) of
 -----------
amounts in excess of all of the following levels for the period from July 1, 1999 through June 30, 2000:

                      GA Revenue                      $1,133,750.00
                      Unique Visitors                 20.625 million
                      Impressions                     214.375 million
                      New Sites                       60

"Target No.6 Contingent Consideration" shall mean Two Hundred Fifty Thousand
 ------------------------------------
Dollars ($250,000.00).

"Unique Visitors" shall mean unique individuals who access GA websites during a
 ---------------
period of one month. Unique visitors is to be derived from counting unique cookies issued to viewers (which expire at the end of every month) upon their first monthly visit to a GA website.

2.   Plan of Reorganization.

     The Reorganization shall consist of the following transactions:

     2.1 The closing of the transactions described in this Agreement (the "Closing") shall take place at 11:00 a.m. on June 30, 1999 (the "Closing Date") at the offices of Martin, Lois & Gasparrini, LLC, 1177 Summer Street, Stamford, CT 06905. The Closing shall be effective as of 12:01 a.m. Stamford, Connecticut time on July 1, 1999. At the Closing, GA Shareholders shall assign, transfer and deliver all of the GA Shares to EUI.

     2.2 At the Closing, EUI shall issue to the GA Shareholders seventy-eight thousand one hundred twenty-five (78,125) EUI Shares (the "Initial EUI Shares"). The number of Initial EUI Shares to be issued has been determined by dividing One Million Dollars ($1,000,000.00) by $12.80 (the "Share Price") the average per share closing price of the EUI Shares (as reported on the OTC electronic bulletin board) for the five trading days immediately prior to EUI's public announcement of the Reorganization. The Initial EUI Shares and any and all Additional EUI Shares (as hereinafter defined) shall be issued to the GA Shareholders in proportion to the number of GA Shares contributed to EUI by each GA Shareholder on the Closing Date. Within thirty (30) days after the Closing, EUI shall cause GA to repay the outstanding shareholder loans listed in the GA Disclosure Schedule in the amount of $30,000.

     2.3 As further contingent consideration for the GA Shares exchanged hereunder, the GA Shareholders shall have the opportunity to receive additional EUI Shares ("Additional EUI Shares"), subject to the following terms and conditions of this Subsection 2.3. The number of Additional EUI Shares (if any) to be issued shall be determined, with respect to each Target hereinafter defined, by dividing the appropriate amount of Contingent Consideration by the Share Price.

          (a) In the event that GA achieves any or all of the four components comprising each of Target Nos. 1, 2, 3 or 4, then, within thirty (30) days following the last day of the time period pertaining to such Target, EUI shall issue to the GA Shareholders Additional EUI Shares having a value of twenty-five percent (25%) of the Contingent Consideration for such Target for each such component achieved. By way of example, (i) if only the GA Revenue and Impressions components of Target No. 2 are achieved, Seventy Five Thousand Dollars ($75,000.00) worth of Additional EUI Shares shall be issued to the GA Shareholders on or prior to November 30, 1999; and (ii) if the GA Revenue, Unique Visitors and New Sites components of Target No. 4 are achieved, Four Hundred Twelve Thousand Five Hundred Dollars ($412,500.00) worth of Additional EUI Shares shall be issued to the GA Shareholders on or prior to April 30, 2000.

          (b) In the event that GA achieves all four components of Target No. 5, then, on or prior to April 30, 2000, EUI shall issue to the GA Shareholders Additional EUI Shares having a value equal to twenty-five percent (25%) of the Contingent Consideration for each component of Target Nos. 1, 2 and 3 not previously achieved.

          (c) In the event that GA achieves all four components of Target No. 6, then, on or prior to July 30, 2000, EUI shall issue to the GA Shareholders Additional EUI Shares having a value equal to Two Hundred Fifty Thousand Dollars ($250,000.00).

     2.4 At any time and from time to time during the term of this Agreement through January 1, 2001, EUI shall have the right, upon ten (10) days prior written notice to GA, to audit the books and records of GA as they relate to GA's achievement of the Targets. The GA Shareholders and GA shall (and GA shall cause the GA Personnel to) timely and fully cooperate with EUI in the performance of any audit. This audit shall be done at EUI's expense; provided, however, that it such audit reveals a variation for the figures reported by GA exceeding ten percent (10%), then the expenses of such audit shall be borne by the GA Shareholders.

3.   Representations and Warranties of EUI.

     EUI represents and warrants to the GA Shareholders (which representations and warranties shall survive the Closing for the applicable statute of limitations) as follows:

     3.1  Organization. Each of EUI and its subsidiaries is a corporation or
          ------------
other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of EUI and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and/or in good standing would not in the aggregate have a material adverse effect on the business, operations or financial condition of EUI or its subsidiaries. EUI has heretofore delivered to GA and the GA Shareholders complete copies of the charter and bylaws, as currently in effect, of EUI and each of its subsidiaries.

     3.2  Capitalization.
          --------------

          (a) The authorized capital stock of EUI consists of 250,000,000 shares of common stock, $.001 par value, and 50,000,000 shares of preferred stock, $.10 par value, of which, as of June 23, 1999, there were 14,809,598 shares of common stock issued and outstanding and there were 1,832,912 shares of Series A 6% convertible preferred stock issued or outstanding. All the issued and outstanding EUI Shares are validly issued, fully paid and nonassessable and, except as set forth in Section 3.2(a) of the EUI Disclosure Schedule, free of preemptive rights. All EUI Shares which are to be issued pursuant to the Reorganization will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. Except as set forth above, or as may be issued from time to time pursuant to the EUI Stock Awards Plan, or as disclosed in Section 3.2(a) of the EUI Disclosure Schedule, or as contemplated hereby or thereby, there are not now, and on the Closing Date there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of EUI issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating EUI to issue, transfer or sell any of its securities.

          (b) Section 3.2(b) of the EUI Disclosure Schedule sets forth the name, jurisdiction of formation and capitalization of each subsidiary of EUI. All of the outstanding shares of capital stock, or other forms of ownership interests, of each of EUI's subsidiaries have been validly issued and are fully paid and nonassessable and, except as set forth in Section 3.2(b) of the EUI Disclosure Schedule, are owned either by EUI and/or another of its subsidiaries free and clear of all liens, charges, claims or encumbrances.

     3.3  Authority Relative to this Agreement. EUI has full corporate power and
          ------------------------------------
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of EUI, and no other corporate proceedings on the part of EUI are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by EUI and constitutes a valid and binding agreement of EUI, enforceable against EUI in accordance with its terms.

     3.4  Consents and Approvals; No Violations. Except for applicable
          -------------------------------------
requirements of the Exchange Act, the Securities Act and state Blue Sky laws, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by EUI of the transactions contemplated by this Agreement; provided that in making this representation EUI is relying on and this representation is conditioned upon the accuracy of the representations and warranties of GA and the GA Shareholders in Section 4 of this Agreement. Except as set forth in Section 3.4 of the EUI Disclosure Schedule, neither the execution and delivery of this Agreement by EUI nor the consummation by EUI of the transactions contemplated hereby nor compliance by EUI with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the charter or bylaws of EUI; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which EUI or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (iii) to the best knowledge of the officer executing this Agreement on behalf of EUI, violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to EUI, any of its subsidiaries or any of their properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which are not material to the business, operations or financial condition of EUI or its subsidiaries and which will not prevent or delay the consummation of the transactions contemplated hereby.

     3.5  Specified Exchange Act Filings. To the best knowledge of the officer
          ------------------------------
executing this Agreement on behalf of EUI (as to all matters addressed in this Section 3.5), EUI has made all filings with the SEC required by federal law or the applicable rules and regulations of the SEC thereunder. EUI has delivered to GA and the GA Shareholders a copy of each of its

Specified Exchange Act Filings. Each Specified Exchange Act Filing, at the time filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder. Since the filing with the SEC by EUI of its Form 10 on June 14, 1999, there has been no material adverse change in the business, assets, operations or financial condition of EUI or its subsidiaries.

4.   Representations and Warranties of GA and the GA Shareholders.

     The GA Shareholders jointly and severally represent and warrant to EUI (which representations and warranties shall survive the Closing for the applicable statute of limitations) as follows:

     4.1  Organization. GA is a corporation duly organized, validly existing and
          ------------
in good standing under the laws of the State of Missouri and has all requisite power and authority to own, lease and operate its properties and to carry on the GA Business as now being conducted and to perform the terms of this Agreement and the transactions contemplated herein. GA is duly qualified or registered and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the GA Business or the assets, operations or financial condition of GA.

     4.2  Capitalization, Stock Ownership.
          -------------------------------

          (a) The authorized capital stock of GA consists of 30,000 shares of common stock, $ 1.00 par value, of which, as of the date of this Agreement, 200 are issued and outstanding. All the issued and outstanding GA Shares are validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, no GA Shares were issuable upon exercise of options, and GA had no incentive stock option plan or any nonqualified employee stock option plan. As of the date of this Agreement, no GA Shares were issuable upon exercise of warrants. Except as set forth above, there are not now, and on the Closing Date there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of GA issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating GA to issue, transfer or sell any of its securities, except as provided by this Agreement.

          (b) GA does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. There are not now, and on the Closing Date there will not be, any voting trusts or other agreements or understandings to which GA is a party or is bound with respect to the voting of the capital stock of GA. There are no entities in which GA has any voting rights or equity interests.

               (c) The GA Shareholders are the beneficial and record owners of all of the GA Shares, free and clear of any liens, encumbrances or restrictions on transfer of any nature whatsoever other than the obligations arising under this Agreement. Except for this Agreement and the transactions contemplated hereby, none of the GA Shareholders has any legal obligation, absolute or contingent, to any person or firm to sell any of the GA Shares or enter into any agreement with respect thereto.

     4.3  Authority Relative to this Agreement. GA has full corporate power and
          ------------------------------------
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by GA and the GA Shareholders, and no other corporate proceedings on the part of GA are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement constitutes a valid and binding agreement of GA and the GA Shareholders, enforceable against GA and the GA Shareholders in accordance with its terms.

     4.4  Consents and Approvals; No Violations. No filing with, and no permit,
          -------------------------------------
authorization, consent or approval of, any Governmental Entity is necessary for the consummation by GA and/or the GA Shareholders of the transactions contemplated by this Agreement. Neither GA nor any of the GA Shareholders is aware of any such requirements. Neither the execution and delivery of this Agreement by GA and/or the GA Shareholders nor the consummation by GA and/or the GA Shareholders of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or bylaws of GA, (ii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which GA and/or any GA Shareholder is a party or by which GA and/or any GA Shareholder or any of their respective properties or assets may be bound, or
(iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to GA and/or any GA Shareholder or any of their respective properties or assets.

     4.5  Reports.
          -------

               (a) None of the GA Reports (as defined hereinafter) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. Each of the balance sheets and related statements (including any related notes) included in the GA Reports presents fairly the consolidated financial position of GA as of the respective dates thereof, and present fairly the results of operations and the changes in financial position of GA for the respective periods, except, in the case of unaudited interim financial statements, for year-end audit adjustments, consisting only of normal year end adjustments. The GA Reports are in accordance with the books and records of GA, and have been prepared in accordance with GAAP, consistently applied.

            (b) GA has delivered to EUI copies of unaudited compiled financial statements (including statements of income and a balance sheet) for GA for the four months ended April 30, 1999 (attached hereto at Section 4.5 of Schedule 2), and unaudited monthly statements of income and a balance sheet for GA for each month thereafter to and including the month ended June 30, 1999 (collectively, the "GA Reports").

     4.6    No Material Adverse Changes. Except as set forth in Section 4.6
            ---------------------------
of the GA Disclosure Schedule, since April 30, 1999 there has not been any:

            (a) material adverse change in the GA Business, or the financial condition, assets, liabilities or earnings of GA and to the best knowledge of GA, there is no fact, circumstance, event, occurrence, contingency or condition which should reasonably be expected to result in any material adverse change in the GA Business or the assets, financial or other condition, operations, liabilities or prospects of GA;

            (b) change in the number of shares of capital stock of GA issued or outstanding or any declaration, setting aside, or payment of any dividend or other distribution (whether in cash, securities, property or otherwise) in respect of GA's capital stock;

            (c) other than increases in salary or bonus of less than 5% to each employee of GA, (i) increase in the compensation payable or to become payable to any GA Personnel or (ii) any bonus, incentive compensation, service award or other like benefit, granted, made or accrued, contingently or otherwise, to the credit of any GA Personnel;

            (d) mortgage, pledge or subjection to any lien or encumbrance of any character whatsoever of any of the assets of GA, except the lien of current Taxes incurred but not yet due and payable;

            (e) sale, assignment or transfer of any assets of GA that are material, singly or in the aggregate to GA other than in the ordinary course of business;

            (f) waiver of any rights of substantial value to GA, whether or not in the ordinary course of business;

            (g) cancellation or termination by GA of any contract, agreement or other instrument to which GA is or was a party, which cancellation or termination has caused or could reasonably be expected to cause a loss of expected revenue to GA of more than $25,000;

            (h) liability incurred by GA except liabilities incurred in the ordinary course of business;

            (i) capital expenditures or the execution of any lease other than leases of personal property in the ordinary course with respect to any aspect of the GA Business or the incurring of any liability therefor;

            (j) borrowing of money by GA or guaranteeing by GA of any indebtedness of others;

            (k) lending of any money by GA or otherwise pledging the credit of GA;

            (l) failure to conduct the business of GA in the ordinary course;

            (m) change in the method of accounting or accounting practice of GA from the methods and practice used to prepare the April 30, 1999 financial statements;

            (n) loss of services of any GA Personnel that is material to the conduct of the GA Business;

            (o) material cancellation by any supplier or contractor to GA;

            (p) cancellation by any customer or customers which have caused or could reasonably be expected to cause a loss of expected revenue to GA of more than $ 25,000;

            (q) extraordinary item of loss (as defined in Opinion No. 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants); or

            (r) agreement by GA to do any of the foregoing.

     4.7    Lists of Properties, Contracts, Etc. Sections 4.7(a) through 4.7(k)
            ------------------------------------
of the GA Disclosure Schedule contain accurate lists and summary descriptions of the following:

            (a) Section 4.7(a) of the GA Disclosure Schedule. Qualification. All
                                                              -------------
jurisdictions in which GA is a registered foreign corporation;

            (b) Section 4.7(b) of the GA Disclosure Schedule. Real Property and
                                                              -----------------
Leases. All leases of real property to which GA is a party (indicating in each
------
such case, the terms of the lease) and all premises occupied by GA under rental arrangements without leases (including in each case the amount of rent and the type of occupancy (collectively, the "Leased Premises").

            (c) Section 4.7(c) of the GA Disclosure Schedule. Intellectual
                                                              ------------
Property. To the best knowledge of GA, all GA Intellectual Property;
--------

            (d) Section 4.7(d) of the GA Disclosure Schedule. Personal Property.
                                                              -----------------
Except for individual items having a fair market value of less than $5,000 (subject to a maximum fair market value of $50,000 for all such individual items in the aggregate), each item of machinery, inventory, equipment, computer hardware, motor vehicles, office furniture, fixtures and similar personal property and furnishings owned or leased by GA indicating the current depreciated book value of owned items and the terms and annual lease payments of leased items;

            (e) Section 4.7(e) of the GA Disclosure Schedule. Insurance. All
                                                              ---------
policies of insurance in force with respect to GA, including, without restricting the generality of the foregoing, those covering properties, buildings, machinery, inventory, equipment, furniture, fixtures, operations and lives of, or performance of their duties by, GA Personnel, including the policy numbers, names and addresses of insurers, expiration dates, descriptions and amounts of coverage and annual premiums as of the date hereof;

            (f) Section 4.7(f) of the GA Disclosure Schedule. Other Contracts.
                                                              ---------------
All material contracts and commitments not otherwise listed in any other schedule hereto of GA (including, without limitation, confidentiality agreements, purchase orders, agreements, undertakings or commitments to any governmental or regulatory authority, agreements with salespersons, and other agreements with customers and suppliers). Section 4.7(f) also contains descriptions of each existing oral agreement or arrangement of GA (other than agreements or arrangements that do not involve, individually, more than $15,000 per year in revenue or expense). Except for oral agreements or arrangements that do not involve, individually, more than $25,000 per year in revenue or expense, and, in the aggregate, more than $100,000 per year in revenue or expense, GA has no obligations or liabilities under any oral agreements or arrangements that have not been disclosed to EUI;

            (g) Section 4.7(g) of the GA Disclosure Schedule. Labor Agreements.
                                                              ----------------
All labor contracts, employment agreements and GA Benefit Plans with respect to GA;

            (h) Section 4.7(h) of the GA Disclosure Schedule. Powers of
                                                              ---------
Attorney. The names of all persons holding powers of attorney from GA;
--------

            (i) Section 4.7(i) of the GA Disclosure Schedule. Indebtedness. All
                                                              ------------
notes, debentures, bonds, letters of credit and other instruments evidencing indebtedness (including capital leases, guarantees and lines of credit) of GA;

            (j) Section 4.7(j) of the GA Disclosure Schedule. Bank Accounts.
                                                              -------------
The name of each institution in which GA has a bank account, safe-deposit box, the number of any such account or box, and the names of all persons authorized to draw thereon or to have access thereto; and

            (k) Section 4.7(k) of the GA Disclosure Schedule. Credit Cards. The
                                                              ------------
name of each institution with whom GA has credit cards, debit cards or similar charge accounts or lines of credit, the identifying account numbers for each such card, account or line of credit and the names of all persons authorized to use, draw upon or have access to such cards, accounts or lines of credit.

            (l) Copies of Documents. GA has previously delivered to EUI or
                -------------------
otherwise made available for EUI's inspection true and complete copies of:

                (i) all leases, agreements, contracts, undertakings, commitments and arrangements listed in Sections 4.7(b), 4.7(d), 4.7(f) and 4.7(g) of the GA Disclosure Schedule;

                (ii) all agreements or written materials with respect to the GA Intellectual Property listed in Section 4.7(c) of the GA Disclosure Schedule;

                (iii) all policies of insurance listed in Section 4.7(e) of the GA Disclosure Schedule;

                (iv)  all instruments evidencing a power of attorney listed in
Section 4.7(h) of the GA Disclosure Schedule; and

                (v) all securities, notes, debentures, bonds, letters of credit and other instruments of indebtedness listed in Section 4.7(i) of the GA Disclosure Schedule.

     4.8    Title to Properties. Except as otherwise disclosed in Section 4.8 of
            -------------------
the GA disclosure Schedule, (i) GA has good and marketable title to all of its properties and assets, real and personal, tangible and intangible; (ii) such properties and assets referred to in clause (i) of this Section are free and clear of all liens and encumbrances of any character whatsoever, except of the lien of Taxes not yet due and payable; (iii) GA has valid and enforceable leases with respect to the Leased Premises, has performed all the obligations required to be performed by it under said leases and possesses and quietly enjoys said premises under said leases, and such premises are not subject to any liens, encumbrances, easements, rights of way, building or use restrictions, exceptions, reservations or limitations that interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of GA. GA has not has received notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to the operations of the Leased Premises, and GA knows of no such violation. GA has not received notice of any pending or threatened condemnation proceedings relating to any of the Leased Premises, and to the best knowledge of GA, there are no such pending or threatened proceedings. The tangible properties and equipment owned, operated or leased by GA are in good operating condition, ordinary wear and tear excepted, and, to the best knowledge of GA, are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, occupational safety and health laws and regulations) presently in effect or presently scheduled to take effect. GA does not own any of the buildings, plants or structures located on the Leased Premises or any other real property and is not a party to any contract, and does not hold any options, for the purchase of any real property. The tangible properties and equipment owned, operated or leased by GA and the real property leased by GA are all the tangible and real properties necessary to operate the GA Business in the manner currently operated by GA.

     4.9    No Default. Except as set forth in Section 4.9 of the GA Disclosure
            ----------
Schedule, GA is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or its bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which GA is a party or by it or to which any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to GA.

     4.10   Litigation. Except as disclosed in Section 4.10 of the GA Disclosure
            ----------
Schedule, there is no action, suit, proceeding, tax audit, investigation or review pending or threarened with respect to GA, the GA Business, any of the assets of GA, the GA Shares, or any of the transactions contemplated hereby before any Governmental Entity, or otherwise at law or in equity, which individually or in the aggregate are reasonably likely to (i) have a material adverse effect on the assets, business, operations or financial condition of GA or (ii) prevent or impair the consummation of the transactions contemplated hereby. GA is not in default with respect to any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if not cured, should reasonably be expected to (i) have a material adverse effect upon the GA Business, or the assets, operations and financial condition of GA, or
(ii) prevent or impair the consummation of the transactions contemplated hereby.

     4.11   Compliance with Applicable Law. GA holds all GA Permits, except for
            ------------------------------
such GA Permits which would not have a material adverse effect on the GA Business or the assets, operations or financial condition of GA. GA is in compliance with the terms of all GA Permits, except where the failure to so comply would not have a material adverse effect on the GA Business or the assets, operations or financial condition of GA. The GA Business is not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity, except for violations which do not and would not have a material adverse effect on the GA Business, or the assets, operations or financial condition of GA.

     4.12   Taxes. Except as set forth in Section 4.12 of the GA Disclosure
            -----
Schedule, GA has correctly prepared and timely filed all material federal, state, local and foreign tax returns, estimates and reports, including payroll and sales tax reports (collectively, the "Returns") required to be filed by it, and GA has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by the Returns and has established on its books and records reserves that are adequate for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by the Returns. All deficiencies and assessments asserted by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the financial statements contained in the GA Reports. Except as set forth in Section 4.12 of the GA Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or foreign income tax return of GA. GA has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of taxes and has timely and properly withheld from employees' wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws.

     4.13   ERISA and GA Benefit Plans.
            --------------------------

            (a) With respect to any and all GA Benefit Plans, GA has provided to EUI a true and correct copy of, where applicable, (i) the most recent annual report, if any, (Form 5500) filed with the IRS, (ii) each GA Benefit Plan, (iii) each trust agreement and group annuity contract, if any, relating to such GA Benefit Plan and (iv) the most recent actuarial report or valuation relating to a GA Benefit Plan subject to Title IV of ERISA, if any. None of the GA Benefit Plans are multiemployer plans within the meaning of Section 3(37) of ERISA. Each of the GA Benefit Plans covered by ERISA, if any (i) has been operated in all material respects in accordance with ERISA, (ii) has not engaged in any prohibited transactions (as such term is defined in Section 406 of ERISA) and (iii) has met the minimum funding standards of Section 412 of the Code. No material Reportable Event (within the meaning of Section 4043 of ERISA) has occurred and is continuing with respect to any GA Benefit Plan. Since the enactment of ERISA, GA has not terminated any pension plan or withdrawn from any multiemployer pension plan.

            (b) With respect to the GA Benefit Plans, no event has occurred, and to the knowledge of GA there exists no condition or set of circumstances which are reasonably likely to occur, in connection with which GA would be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law.

            (c) Except as set forth in Section 4.13(c) of the GA Disclosure Schedule, with respect to the GA Benefit Plans, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of GA, which obligations are reasonably likely to have a material adverse effect on the GA Business or the assets, operations or financial condition of GA.

            (d) Except as set forth in Section 4.13(d) of the GA Disclosure Schedule, and as required by law, GA does not maintain, and is not required to contribute to and has no liabilities with respect to, any GA Benefit Plan and no GA Personnel or dependent thereof is entitled to any benefits from GA. All GA Benefit Plans have been maintained and operated in material compliance with their terms and applicable law. Except as set forth on the GA Disclosure Schedule, no individual is a party to an employment contract pertaining to the GA Business that will be effective on the Closing Date.

            (e) Except as set forth in Section 4.13(e) of the GA Disclosure Schedule, the transactions contemplated by this Agreement (either alone or together with any other transaction) will not (i) entitle any GA Personnel to severance pay or other similar payments, (ii) accelerate the time of payment or vesting or increase the amount of benefits or compensation due to any GA Personnel or (iii) result in any payments (including parachute payments) becoming due to any GA Personnel.

            (f) GA has complied in all material aspects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment of social security and similar Taxes.

            (g) GA is not an employer subject to the Worker Adjustment and Retraining Notification Act.

            (h) There are no GA Personnel who are entitled to (i) any pension benefit that is unfunded or (ii) any pension or other benefit to be paid upon termination of employment other than as required by Section 601 of ERISA, and no other benefits whatsoever are payable to any GA Personnel after termination of employment (including retiree medical and death benefits).

            (i) In connection with the operation of the GA Business, (i) there is no significant labor trouble, labor strike, material controversy, material slowdown or stoppage actually pending against or affecting GA and, to the best knowledge of GA, none is or has been threatened, and (ii) GA has no collective bargaining agreements with respect to any GA Personnel.

            (j) Section 4.13(j) of the GA Disclosure Schedule sets forth the name, location, title, date of employment, salaries, bonuses (and any changes in salaries or bonuses since April 30, 1999 other than increases in salary or bonus of less than 5% to each employee of GA). Except as set forth on Section 4.13(j) of the GA Disclosure Schedule, no employee of GA whose annual rate of income (including salary and bonus) is greater than $50,000 has terminated, or has provided notice to GA of his or her intention to terminate, his or her relationship with GA. GA has no knowledge of any plan of any employee of GA to do so.

     4.14   Small Business Issues. None of the existing business relationships
            ---------------------
of GA are based on or are the result of any agreement, understanding or relationship arising out of or relating to GA's status as a "small business concern" or "minority-owned business concern" or other similar status, as such terms or similar terms are used under applicable federal or state law.

     4.15   Intellectual Property. Except as set forth in Section 4.15 of the GA
            ---------------------
Disclosure Schedule, (i) no claim is pending or, to the best knowledge of GA, threatened to the effect that the present or past operations of GA infringes upon or conflicts with the rights of others with respect to any GA Intellectual Property, and (ii) no claim is pending or, to the best knowledge of GA, threatened to the effect that any of GA's rights to the GA Intellectual Property is/are invalid or unenforceable. To the best knowledge of GA, no contract, agreement or understanding with any party exists which would impede or prevent the continued use by GA of the entire right, title and interest of GA in and to any GA Intellectual Property. The GA Intellectual Property listed in Section 4.7(c)of the GA Disclosure Schedule consists of all GA Intellectual Property used or being developed for use in the GA Business or necessary for the conduct of the GA Business. GA has all right, title and interest in and to the GA Intellectual Property, free and clear of any encumbrances. No person has a right to receive a royalty with respect to any of the GA Intellectual Property listed in Section 4.7(c)of the GA Disclosure Schedule. GA has no licenses granted by or to it or other agreements to which it is a party relating in whole or in part to any GA Intellectual Property, whether owned by GA or otherwise. GA is not infringing upon or otherwise violating the rights of any third party with respect to any GA Intellectual Property or using any of the GA Intellectual Property in a manner that would give rise to an obligation to render an accounting to any person as a result of co-authorship, co-invention or an express or implied contract for any use or transfer thereof. GA has taken all reasonable measures to secure and to protect confidential business information and the trade secrets of GA. GA has not sent or otherwise communicated to any other person any notice, charge, claim or assertion of, or has any knowledge of, any present, impending or threatened infringement by such other person of any GA Intellectual Property or misappropriation of any GA Intellectual Property by such other person.

     4.16   Change in Control. Except as set forth in Section 4.16 of the GA
            -----------------
Disclosure Schedule, GA is not a party to any contract, agreement or understanding which contains a "change in control" provision or "potential change in control" provision.

     4.17   Insurance. All policies of insurance (or renewals thereof) set forth
            ---------
in Section 4.7(e)of the GA Disclosure Schedule are outstanding and duly in force on the date hereof. Such policies are in the amounts shown in Section 4.7(e) of the GA Disclosure Schedule, and insure the structures and equipment of GA for their replacement values against loss, theft and destruction and insure the properties and business of GA against such losses and risks as are adequate in accordance with customary industry practice to protect the properties and business of GA. GA has not received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and no such improvements or expenditures are required.

     4.18   Accounts Receivable. The accounts receivables shown on the GA
            -------------------
Reports are less than sixty (60) days due, are valid debts owed to GA and are not in dispute. GA has adequately and properly established reserves for collectability on the GA Reports.

     4.19   Business Plan. The twelve (12) month forecast and projections
            -------------
provided to EUI is set forth on the GA Disclosure Schedule and such forecast and projections represent the best judgment of GA as to the likely results of operations and the assumptions underlying such forecast and projections, and the forecasts contained therein are reasonable.

     4.20   Licenses. Except as set forth in Section 4.20 of the GA Disclosure
            --------
Schedule, to the best knowledge of GA and the GA Shareholders, no Licenses are required for GA to own and operate the GA Business in the manner operated on the date hereof. The Licenses are in full force and effect and have been validly issued. As of the date hereof, no action or proceeding is pending or, to the best knowledge of GA and the GA Shareholders, threatened before any Governmental Entity to revoke, refuse to renew or modify such Licenses or other authorizations of the GA Business.

     4.21   Brokers. Neither this Agreement nor the conveyance of the GA Shares
            -------
or any other transaction contemplated by this Agreement was induced or procured through any person acting on behalf of or representing GA and/or any of the GA Shareholders as broker, finder, investment banker, financial advisor or in any similar capacity.

     4.22   Powers of Attorney. There are no persons holding a power of attorney
            ------------------
on behalf of any GA Shareholder(s) which would enable such persons to sell any GA Shares.

     4.23   Prepaid Expenses. All of the Prepaid Expenses set forth on Schedule
            ----------------
2 have been paid by GA prior to the date hereof and relate to good faith expenses incurred by GA in connection with the conduct of the GA Business.

5.   Continued Accuracy of Representations and Warranties.

     All representations and warranties of the parties contained herein shall be true in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of such time; and each party shall have performed and complied with all obligations, covenants, and conditions required by this Agreement to have been performed or complied with by it prior to or on the Closing Date.

6.   Covenants of the Parties.

     6.1    Covenants of EUI. EUI covenants and agrees that the Operating Budget
            ----------------
of GA for the period commencing on the Closing Date and ending June 30, 2000 as set forth in Section 6. 1 of the GA Disclosure Schedule (the "GA Operating Budget") has been approved by EUI. EUI shall implement the GA Operating Budget from and after the Closing and shall not make any material changes to the GA Operating Budget without the consent of the GA Shareholders. EUI covenants and agrees that during the period commencing on the Closing Date and ending June 30, 2000, GA shall be maintained as a subsidiary corporation and that the reporting relationship of the President of GA shall be to the Chief Executive Officer of EUI.

     6.2    Covenants of GA Shareholders.
            ----------------------------

            (a) The GA Shareholders understand and agree that the EUI Shares and the Additional Shares received hereunder are not registered under the Securities Act of 1933 (the "1933 Act") and such shares shall not be resold except pursuant to a registration statement under the 1933 Act or an exemption thereunder.

            (b) The GA Shareholders covenant and agree that the domain names listed in the GA Disclosure Schedule not currently owned by GA shall be transferred with full title, free and clear of any encumbrances, to GA on or before 60 days following the Closing.

7.   Indemnification.

     7.1    Obligation of the GA Shareholders to Indemnify. The GA Shareholders
            ----------------------------------------------
shall, jointly and severally, indemnify, defend and hold harmless EUI from and against any and all losses, judgments, claims, awards, damages, settlements, costs and expenses, including, without limitation, attorneys fees, sustained or incurred by EUI as a result or arising out of any the following: (i) the breach of any representation, warranty or covenant of the GA Shareholders, or each of them, contained herein or in any agreement or document executed and delivered in connection with the transactions contemplated herein or (ii) the GA Business prior to the Closing or any other business of the GA Shareholders, or each of them, or any act, omission, debt, obligation or liability of the GA Shareholders, or each of them, their agents, contractors, employees, officers, directors.

     7.2    Obligation of EUI to Indemnify. EUI shall indemnify, defend and hold
            ------------------------------
harmless the GA Shareholders from and against any and all losses, judgments, claims, awards, damages, settlements, costs and expenses, including, without limitation, attorneys' fees, sustained or incurred by the GA Shareholders as a result of EUI's breach of any representation, warranty or covenant of EUI in this Agreement.

     7.3    Notice to Indemnifying Party. If any party (the "Indemnitee")
            ----------------------------
receives notice of any third-party claim or of the commencement of any action or proceeding or becomes aware of the occurrence of any event with respect to which any other party (or parties) (the "Indemnifying Party") is required to provide indemnification pursuant to Section 7.1 or 7.2, the Indemnitee shall promptly give the Indemnifying Party notice thereof. The Indemnifying Party may take control of the defense, settlement or compromise of such claim, action or proceeding at the Indemnifying Party's own expense and with the assistance of the Indemnifying Party's own counsel, which counsel shall be reasonably acceptable to the Indemnitee. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense, and shall otherwise cooperate fully with the Indemnifying Party. The Indemnitee shall also have the right to participate in any defense and/or settlement of a claim at Indemnitee's expense and may, if the Indemnifying Party shall not choose to defend or resist said claim within twenty
(20) days after notice thereof from the Indemnitee (or such shorter time specified in the notice as the circumstances of the matter may dictate), dispose of the matter at the reasonable cost of the Indemnifying Party in any way it reasonably deems to be in its best interest.

8.   Conditions Precedent to the Obligations of the Parties.

     8.1    Conditions Precedent to the Obligations of EUI. The obligations of
            ----------------------------------------------
EUI to effect the Reorganization are further subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by EUI in writing:

            (a) The representations and warranties of GA and the GA Shareholders set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true and correct (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

            (b) From the date of this Agreement through the Closing Date, GA shall not have suffered any adverse material changes in the GA Business or the assets, operations or financial condition of GA (other than changes relating to the transactions contemplated by this Agreement, including the change in control contemplated hereby).

            (c) GA and the GA Shareholders shall have performed all obligations and covenants and conditions required to be performed by it and them under this Agreement at or prior to the Closing Date.

            (d) GA shall have furnished EUI with copies of (i) resolutions duly adopted by the Board of Directors of GA approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable GA to comply with the terms of this Agreement, and (ii) resolutions duly adopted by the GA Shareholders approving and adopting this Agreement and the Reorganization, such resolutions to be certified by the Secretary or Assistant Secretary of GA.

            (e) GA shall have no outstanding debt (other than reasonable and customary accounts payable incurred in the ordinary course of business).

            (f) GA shall have one hundred ninety-five thousand dollars ($195,000) excess of current assets over current liabilities as shown on GA's financial statements as of the Closing Date prepared in accordance with GAAP, subject to normal year end adjustments. Such excess shall be comprised of (i) non-disputed accounts receivables due less than sixty days and (ii) cash of at least five thousand dollars ($5,000).

            (g) GA shall have provided to EUI a business plan for the period commencing on the Closing Date and ending June 30, 2000 following the Closing Date satisfactory in form and substance to EUI.

            (h) GA shall have provided to EUI an appraisal of GA's assets by an independent third party appraiser reasonably acceptable to EUI, which appraisal is satisfactory in form and substance to EUI.

            (i) GA shall have caused each of Adam Goldenberg, Lorien Newman and Matthew Rowell to have executed and delivered to GA a transfer of domain name agreement substantially in the form attached hereto as Exhibits E through G (collectively, the "Transfer Agreements").

            (j) GA shall have furnished EUI with an opinion (the "GA Opinion"), dated the Closing Date, of counsel to GA, in form and substance satisfactory to EUI and its counsel, to the effect that:

                (i) GA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Missouri;

                (ii) the authorized capital stock of GA consists of 30,000 shares of common stock, $ 1.00 par value, and the GA Shares issued and outstanding on the date hereof were validly issued and outstanding, fully paid and nonassessable and none of such issued and outstanding GA Shares were issued in violation of any preemptive rights of shareholders of GA, and between the date hereof and the Closing Date no additional shares of stock of GA have been issued;

                (iii) GA has taken all required corporate action to approve and adopt this Agreement, and this Agreement is a valid and binding obligation of GA enforceable against GA and the GA Shareholders in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                (iv) the execution and delivery of this Agreement by GA and the GA Shareholders does not, and the consummation of the transactions contemplated by this Agreement by GA and the GA Shareholders will not, constitute (i) a breach or violation of, or a default under, the charter or bylaws of GA, or (ii) a breach, violation or impairment of, or a default under, any judgment, decree, order, statute, law, ordinance, rule or regulation now in effect applicable to the GA Shareholders, GA or its properties known to such counsel, or any agreement, indenture, mortgage, lease or other instrument of GA;

                (v) all filings required to be made by GA prior to or on the Closing Date with, and all consents, approvals, permits or authorizations required to be obtained by GA prior to or on the Closing Date from, Governmental Entities in connection with the execution and delivery of this Agreement by GA and the GA Shareholders and the consummation of the transactions contemplated by this Agreement by GA and the GA Shareholders, have been so made or obtained, as the case may be;

                (vi) except as otherwise disclosed in the GA Disclosure Schedule, such counsel does not know of any litigation, proceedings, arbitral action or governmental investigation pending against GA, its assets, business or properties, the GA Shares, the GA Shareholders or the transactions contemplated by this Agreement;

                (vii) the employment agreements with Adam Goldenberg, Matt Rowell, Tony Wyss and the consulting agreement with Larry Pevnick, substantially in the form attached hereto as Exhibits A through D, respectively (collectively, the "Employment Agreements"), have been duly executed and delivered by the employees stated therein and are valid and binding obligations of the employees stated therein enforceable against the employees stated therein in accordance with their terms, subject as to enforcement to bankruptcy, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

                (viii) the Transfer Agreements with Adam Goldenberg, Lorien Newman and Matthew Rowell, respectively, have been duly executed and delivered by the employees stated therein and are valid and binding obligations of the persons stated therein enforceable against the persons stated therein in accordance with their terms, subject as to enforcement of bankruptcy, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

In rendering the GA Opinion, such counsel may rely on certificates of officers and other agents of GA and public officials as to matters of fact and, as to matters relating to the law of jurisdictions other than Missouri, upon opinions of counsel of such other jurisdictions reasonably satisfactory to EUI and its counsel, provided such reliance is expressly noted in the GA Opinion and the opinions of such other counsel and the certificates of such officers, agents and public officials relied on are attached to the GA Opinion.

            (j) GA shall have received all credit and debit cards listed on the GA Disclosure Schedule.

            (k) GA shall have delivered to EUI (i) one or more certificates representing the GA Shares, free and clear of all liens and encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank and with all requisite documentary or stock transfer tax stamps affixed and (ii) the official and complete corporate records of GA (including, without limitation, the minute books, stock ledger and by-laws of GA and the official corporate seal of GA).

            (l) GA shall have delivered to EUI written resignations, effective as of the Closing Date, of each person that is a director or officer of GA from such officer or director.

            (m) GA shall have delivered to EUI unaudited monthly statements of income and a balance sheet for GA for each month after April 30, 1999, to and including the month ended June 30, 1999.

            (n) All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other legal matters shall have been approved by counsel to EUI, and such counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.

            (o) The GA Shareholders shall state, and reaffirm as of the Closing Date, that the materials, including current financial statements, prepared and delivered by EUI to the GA Shareholders, have been read and understood by the GA Shareholders, that they are familiar with the business of EUI, that they are acquiring the EUI Shares under Section 4(2), commonly known as the private offering exemption of the Securities Act, and that the EUI Shares are restricted and may not be resold, except in reliance on an exemption under the Securities Act.

     8.2    Conditions Precedent to Obligations of GA. The obligations of GA to
            -----------------------------------------
effect the Reorganization are subject to the satisfaction at or prior to the Closing Date of the following conditions, unless waived by GA in writing:

            (a) The representations and warranties of EUI set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except if and to the extent any failures to be true and correct would not have a material adverse effect on EUI.

            (b) From the date of this Agreement through the Closing Date, except as set forth in the EUI Disclosure Schedule, EUI shall not have suffered any adverse changes in its business, operations or financial condition which are material to EUI (other than changes generally affecting the industries in which EUI operates, including changes due to actual or proposed changes in law or regulation).

            (c) EUI shall have materially performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

            (d) EUI shall have furnished GA with copies of (i) resolutions duly adopted by its Boards of Directors approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable them to comply with the terms of this Agreement, and (ii) to the extent required pursuant to EUI's charter or bylaws, resolutions duly adopted by the holders of the EUI Shares approving the issuance of the EUI Shares, such resolutions to be certified by the Secretary or Assistant Secretary of EUI.

            (e) EUI shall have furnished GA with an opinion (the "EUI Opinion"), dated the Closing Date, of counsel to EUI, in form and substance satisfactory to GA and its counsel, to the effect that:

                (i) EUI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada;

                (ii) EUI has the corporate power to carry on its business as it is being conducted on the Closing Date;

                (iii) the EUI Shares are validly issued and outstanding, fully paid and nonassessable;

                (iv) EUI has taken all required corporate action to approve and adopt this Agreement, and this Agreement is a valid and binding obligation of EUI, enforceable in accordance with its terms, subject as to enforcement of bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                (v) the execution and delivery of this Agreement by EUI do not, and the consummation of the transactions contemplated by this Agreement by EUI will not, constitute (i) a breach or violation of, or a default under, the charter or bylaws of EUI, or (ii) a breach, violation or impairment of, or a default under, any judgment, decree, order, statute, law, ordinance, rule or regulation now in effect applicable to either EUI or EUI's properties known to such counsel, or any agreement, indenture, mortgage, lease or other instrument of either or to which EUI is subject and in each case known to such counsel;

                (vi) all filings required to be made by EUI prior to or on the Closing Date with, and all consents, approvals, permits or authorizations required to be obtained by EUI prior to or on the Closing Date from, governmental and regulatory authorities of the United States and the State of Nevada in connection with the execution and delivery of this Agreement by EUI and the consummation of the transactions contemplated by this Agreement have been so made or obtained, as the case may be; and

                (vii) the Employment Agreements have been duly executed and delivered by EUI and are valid and binding obligations of EUI, enforceable against EUI in accordance with their terms, subject as to enforcement to bankruptcy, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

In rendering the EUI Opinion, such counsel may rely on certificates of officers and other agents of EUI and public officials as to matters of fact and, as to matters relating to the law of jurisdictions other than Nevada, upon opinions of counsel of such other jurisdictions reasonably satisfactory to GA and its counsel, provided such reliance is expressly noted in the EUI Opinion and the opinions of such other counsel and the certificates of such officers, agents and public officials relied on are attached to the EUI Opinion.

            (f) All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other legal matters shall have been approved by counsel to GA, and such counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.

9.   Closing.

     The Closing of the Reorganization shall take place on the Closing Date, or on such other date as the parties may mutually agree. All shares of capital stock to be delivered hereunder shall be duly endorsed or with duly executed stock powers attached, in either case in proper form for transfer, and in accordance with all necessary corporate action.

10.  Termination.

     This Agreement shall terminate upon the occurrence of any of the following:

     (a) the written agreement of all parties to this Agreement;
     (b) the bankruptcy, receivership or dissolution of GA; or
     (c) the failure to satisfy any of the conditions precedent as provided in
Section 6 above, in which case this Agreement shall be null and void and the parties shall have no further obligations hereunder, provided that the parties have used reasonable efforts to satisfy such conditions precedent; and provided, however, that the parties obligations under Section
11.9 herein shall survive termination of this Agreement.

11.  Miscellaneous.

     11.1   Successors and Assigns. This Agreement shall be binding upon and
            ----------------------
shall inure to the benefit of each of the parties hereto and their respective heirs, legal representatives, successors and assigns, and shall also be binding on all persons who have or claim an interest in any shares of capital stock of GA.

     11.2   Entire Agreement. This Agreement constitutes the entire
            ----------------
understanding between the parties and no modification, discharge or waiver, in whole or in part, of any of the provisions contained herein or therein shall be valid unless in writing and signed by the parties.

     11.3   Headings. The paragraph headings in this Agreement are for
            --------
convenience of reference and do not constitute part of the agreement.

     11.4   Validity. If any provision of this Agreement is found to be invalid
            --------
or unenforceable, such provision shall be, and shall be deemed to be, modified so as to cure the invalidity or unenforceability, and all other provisions of this Agreement shall be enforceable notwithstanding such invalidity or unenforceability.

     11.5   Governing Law; Consent to Jurisdiction. This Agreement shall be
            --------------------------------------
construed and enforced in accordance with the laws of the State of Connecticut.

     11.6   Enforcement. In the event that either party hereto commits a breach
            -----------
of that party's obligations hereunder, the non-breaching party damaged thereby shall be entitled to recover from the party in breach the costs and expenses incurred, including reasonable attorneys' fees and disbursements, in connection with enforcing the provisions hereof. The obligation of any person to transfer shares in accordance with the terms of this Agreement may be specifically enforced by any court of competent jurisdiction, it being acknowledged and agreed that money damages will not provide an adequate remedy for the breach of any such obligation. The rights and remedies set forth in this subsection shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

     11.7   Notices. All notices and other communications hereunder shall be in
            -------
writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)  if to EUI, to

                    eUniverse, Inc.

                    100 North Industrial Plains Road
                    Wallingford, CT 06492

                    Attention:  President

                 with a copy to

                    Christopher G. Martin, Esq.
                    Martin, Lois & Gasparrini, LLC
                    1177 Summer Street
                    Stamford, CT  06905

            (b)  if to GA or GA Shareholders, to

                    Gamer's Alliance, Inc.
                    14013 Boxford Ct.
                    Chesterfield, MO  63017

                    Attention:  Larry N. Pevnick

                 with a copy to:

                    Jeffrey Michelman, Esq.
                    Blumenfeld, Kaplan and Sandweiss, P.C.
                    168 N. Meramec Ave.
                    St. Louis, Mo. 63105

     11.8   Waivers. No waiver by a party, or by anyone claiming by, through or
            -------
under such party, of any right or of the breach of any representation, warranty, covenant, agreement, condition or duty, shall ever be held or construed as a waiver of the same or any other right or waiver of any other breach of the same or of any representation, warranty, covenant, agreement, condition, or duty. In the event of a breach by a party of any representation, warranty, covenant, agreement, condition or duty, the failure by any other party to take action on account of such breach or to enforce any rights resulting therefrom shall not be deemed a waiver, and such breach shall be a continuing breach until the same has been cured. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided therein.

     11.9   Confidentiality. GA shall not, and GA shall use its best efforts to
            ---------------
ensure that all GA Personnel do not, discuss with or disclose to any company other than GA or any individual other than GA Personnel any term or terms of this Agreement or that certain letter of intent between EUI and GA dated May 3, 1999.

     11.10  Arbitration. Any claim or dispute arising under this Agreement that
            -----------
cannot be resolved through negotiation among the parties shall be determined by arbitration before a single arbitrator in Fairfield County, Connecticut, in accordance with the Commercial Arbitration rules then obtaining of the American Arbitration Association, including the production of documents and other information in accordance with Rule 10 thereof. No demand for arbitration shall, however, be instituted after the date after which legal proceedings on the same claim would have been barred by the applicable statute of limitations. The arbitrator shall take such steps as the arbitrator may deem necessary or desirable to avoid delay and to achieve a just, speedy and cost-effective resolution of the matter. The award rendered in such arbitration may provide for equitable remedies, an accounting and/or reimbursement for attorneys', accountants' or consultants' fees, as the arbitrator shall see fit. Such award shall be final, and judgment on it may be entered in or enforced by any court, state, federal or foreign, with competent jurisdiction. Any party may apply to the arbitrator or an appropriate court of law for a preliminary injunction, attachment or other provisional remedy available to it in aid of the arbitration proceeding provided for herein. This provision shall not preclude the impleading or joining of one of the parties hereto by the other in an action brought by a third party.


                  __________________________________________


                   Signatures appear on the following page.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                              eUNIVERSE, INC.



                              By_____________________________

                              Its

                              GAMER'S ALLIANCE, INC.



                              By_____________________________

                              Its Chief Executive Officer


                              GA SHAREHOLDERS:
                              ---------------


                              __________________________________________________
                              Larry N. Pevnick and Robin T. Pevnick, Ten Ent.



                              __________________________________________________
                              Stan Goldenberg and Andrea R. Goldenberg, Ten Ent.